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                                                                    EXHIBIT 3.2

                          AMENDMENTS TO THE BYLAWS OF
                              MARKET CENTRAL, INC.

                         ADOPTED AS OF FEBRUARY 6, 2003

Section 1.1 of the By-Laws of the Corporation is hereby amended by deleting
Section 1.1 in its entirety and substituting in lieu thereof the following new
Section 1.1:

                SECTION 1.1 ANNUAL MEETING. The regular annual
            meeting of the stockholders for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at the principal office of the Corporation, at 10 o'clock, a.m., on the first Wednesday of February of each year, or at such other date, time and place as the Board of Directors may designate.

The last sentence of Section 1.7 of the By-Laws of the Corporation is hereby amended to read as follows:

            At all meetings of stockholders, all questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these By-Laws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, voting as a single class.

Section 2.2 of the By-Laws of the Corporation is hereby amended by insertion of the following as the second sentence of such Section:

            Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Article IV of the By-Laws of the Corporation is hereby amended by deleting
Article IV in its entirety and substituting in lieu thereof the following new
Article IV:

                              ARTICLE IV

                               OFFICERS

                SECTION 4.1 CHAIRMAN OF THE BOARD. The Board of
            Directors may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. The duties of the Chairman shall be to preside at all meetings of the Board of Directors or the stockholders and to provide a proposed agenda for all such meetings. The Chairman shall also have and may exercise such further


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            powers and duties as from time to time may be determined
            by the Board of Directors.

                SECTION 4.2 PRESIDENT. The Board of Directors shall
            appoint one of its members to be President of the Corporation. In the absence of the Chairman, the President shall preside at all meetings of the Board or the stockholders. The President shall also have and may exercise such further powers and duties as from time to time may be determined by the Board of Directors.

                SECTION 4.3 CHIEF EXECUTIVE OFFICER. The Board of
            Directors shall appoint a Chief Executive Officer. The Chief Executive Officer shall have and may exercise all the powers and duties pertaining, by law, regulation or practice, to the position of Chief Executive Officer and shall have and may exercise such further powers and duties as from time to time may be determined by the Board of Directors. Unless the Chairman or another executive officer or group shall have been so designated and empowered by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.

                SECTION 4.4 VICE PRESIDENTS. The Board of Directors
            may appoint one or more Vice Presidents, with or without designation as Executive Vice President, Senior Vice President or other title differentiation as it deems appropriate. Each Vice President shall have and may exercise any and all powers and duties which may be determined by the Board of Directors or the Chief Executive Officer. One Vice President may be designated by the Board of Directors, in the absence of the President, to perform all the duties of the President.

                SECTION 4.5 SECRETARY. The Board of Directors shall
            appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate records of all proceedings of the Board and of the stockholders. The Secretary shall attend to the giving of all notices required by these By-laws to be given, shall be custodian of the corporate seal, and shall have and may exercise any and all other powers and duties pertaining, by law, regulation or practice, to the office of Secretary. The Secretary shall also have and may exercise such other powers and duties as may be determined by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

                SECTION 4.6 CHIEF FINANCIAL OFFICER. The Board of
            Directors shall appoint a Chief Financial Officer who shall have charge of all funds and securities of the Corporation. The Chief Financial Officer shall have and may exercise any and all other powers and duties pertaining, by law, regulation or practice, to the office of Chief Financial Officer or Treasurer. The Chief Financial Officer shall also have and may exercise such other powers and duties as may be determined by the Board of Directors or the Chief Executive Officer.

                SECTION 4.7 TERM OF OFFICE; RESIGNATION; REMOVAL;
            VACANCIES. Except as otherwise provided in the resolution of the Board of Directors electing any


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            officer, each officer shall hold office until a successor
            shall have been duly elected and shall have qualified, or until the expiration of such officer's term in office if elected or appointed for a specified period of time, or until his or her earlier death, retirement, termination, resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chief Executive Officer of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time, provided that such action by the Board shall require the vote of a majority of the whole Board. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall or may be filled for the unexpired portion of the term by the Board at any regular or special meeting.